Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 Registration Statement No. 333-208184 on Form S-1 of Fantex, Inc. of our report dated January 4,  2016 (January 13, 2016 as to Note 3), relating to the Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Andrew Heaney dated September 23, 2015, for the years ended December 31, 2014 and 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements)  and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA

January 13, 2016